EXHIBIT 10.2

August 7, 2023
Ontrak, Inc.
2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052
Attention: Brandon LaVerne
Email: blaverne@ontrakhealth.com
RE: Waiver of Certain Conditions; Extension of Lock-Up Period
Ladies and Gentlemen:
Reference is made to that certain Master Note Purchase Agreement dated as of April 15, 2022, as amended by that certain First Amendment to Master Note Purchase Agreement, dated as of August 12, 2022, Second Amendment to Master Note Purchase Agreement, dated as of November 19, 2022, Third Amendment to Master Note Purchase Agreement, dated as of December 30, 2022, and Fourth Amendment to Master Note Purchase Agreement, dated as of June 23, 2023 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) entered into by and among ONTRAK, INC., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, ACUITAS CAPITAL LLC, a Delaware limited liability company, as initial purchaser (“Purchaser”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (the “Collateral Agent”). Capitalized terms used but not defined in this letter agreement (this “Waiver”) shall have the meanings given them in the Note Purchase Agreement. Unless otherwise stated, all section references herein are to sections of the Note Purchase Agreement.
Background
As of June 30, 2023, the Company’s Consolidated Recurring Revenue is less than $11,000,000. In connection with the foregoing, the Company requested that Purchaser waive compliance with the covenant in Section 6.8(a) through and including September 30, 2023.
The Company also requested that Purchaser, on behalf of itself and its affiliates, agree to extend the “lock-up” period referenced in Section 3.2 of the Fourth Amendment from a lock-up period that shall not exceed 180 days to a lock-up period that shall not exceed 365 days.
Waiver
Subject to the terms and conditions herein, Purchaser (being the sole Purchaser under the Note Purchase Agreement) hereby waives any non-compliance and/or violation of Section 6.8(a) through and including September 30, 2023.
Lock-up Period
Notwithstanding anything to the contrary in the Note Purchase Agreement, in connection with a Qualified Financing, Purchaser, on behalf of itself and its affiliates, hereby irrevocably agrees to execute and deliver to the Company a “lock-up agreement” in substantially the same form that is executed and delivered by the Company’s executive officers and directors; provided, that the “lock-up” period shall not exceed 365 days. Purchaser and the Company hereby agree that the foregoing shall be deemed to be, and shall be interpreted as, an amendment to clause (a) of Section 3.2 of the Fourth Amendment.
Miscellaneous
This Waiver is a discretionary action by Purchaser and, except as expressly set forth herein, does not constitute, and shall not be deemed to be, a waiver of, any Event of Default or covenant that may exist or any future failure of any Note Party to fully comply with the Note Purchase Agreement and other Note Documents. In addition, neither this discretionary action by Purchaser nor anything in this Waiver shall directly or indirectly: (i) constitute a Waiver to any future departure under the Note Purchase Agreement or create a course of dealing; (ii) constitute a Waiver to or waiver of any past, present or future covenant, Default or Event of Default or other violation of any provisions of the Note Purchase Agreement or any other Note Documents except as expressly set forth herein; (iii) except as expressly set forth herein, amend, modify or operate as a waiver of any provision of the Note Purchase Agreement or any other Note Documents or any right, power, privilege or remedy of the Collateral Agent or Purchasers thereunder; or (iv) constitute a course of dealing or other basis for altering any rights or obligations of the Collateral Agent or Purchasers under the Note Documents or any Obligations of the Company or any other Note Party under the Note Purchase Agreement, other Note Documents or any other contract or instrument. The Purchaser authorizes and directs the Collateral Agent to enter into this Waiver.
Notwithstanding anything contained herein, the terms of this Waiver are not intended to and do not effect a novation of the Note Purchase Agreement or any Note Document. Each Note Party hereby ratifies and reaffirms each of the terms and conditions of the Note Purchase Agreement, as amended hereby, and the other Note Documents, as amended in connection herewith, to which it is a party and all of its obligations thereunder.

As of the date hereof, each reference in (i) the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any other Note Document to “the Note Purchase Agreement” or words of similar import shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Note Purchase Agreement, as amended hereby.
The provisions contained in Section 10.14 (Applicable Law), Section 10.15 (Consent to Jurisdiction) and Section 10.16 (Waiver of Jury Trial) of the Appendix (Exhibit A) to the Note Purchase Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.
If there is an express conflict between the terms of this Waiver and the terms of the Note Purchase Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Waiver shall govern and control. If there is an express conflict between the terms of this Waiver and the terms of any other Note Document, the terms of this Waiver shall govern and control.
The Note Purchase Agreement and the other Note Documents, each as amended by this Waiver, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.
In case any provision in this Waiver shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Waiver and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
This Waiver constitutes a Note Document.
The Note Purchase Agreement and each other Note Document shall continue in full force and effect in accordance with its respective terms and is hereby ratified and confirmed in all respects, and the waivers set forth above are limited solely to the matters expressly stated above and, except as expressly stated above, shall not be deemed to be a waiver or amendment of, or a departure from, any other provision of the Note Purchase Agreement.
This Waiver shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles and assigns.
This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts; each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Waiver by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
[Signatures follow]

IN WITNESS WHEREOF, this Waiver has been duly executed as of the date first written above.

ACUITAS CAPITAL LLC, as Purchaser

By: /s/ Terren S. Peizer
Name: Terren S. Peizer
Title: Chairman

ONTRAK, INC., as the Company and as a Note Party

By: /s/ Brandon LaVerne______________________
Name: Brandon LaVerne
Title: Interim Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By: /s/ Fonda Hall____________________________
Name: Fonda Hall
Title: Vice President